Exhibit 5

[Letterhead of Comdisco, Inc.]



                                                     September 26, 1996

Securities and Exchange Commission
450 Fifth Street, N. W.
Judiciary Plaza
Washington, D.C.  20549

Ladies and Gentlemen:

     I am the Vice President and General Counsel of Comdisco, Inc., a Delaware corporation (the "Company"). The Company is filing a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration under the Act of 4,065,000 shares (the "Award Shares") of the Common Stock, par value $0.10 per share, of the Company to be issued pursuant to awards under the Company's 1989 Non-Employee Directors' Stock Option Plan and the Company's 1995 Long-Term Stock Ownership Incentive Plan (collectively, the "Plans").

     Assuming the Registration Statement is filed with and accepted by the Commission, the Award Shares, when issued and paid for in accordance with the Plans, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading "Legal Opinions" in the Registration Statement.

                                                 Very truly yours,



                                               /s/ Jeremiah M. Fitzgerald
                                               --------------------------
                                               Vice President & General Counsel